                                                                     Exhibit 4.2


                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL AND OTHER RIGHTS OF SERIES B
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                                 IFX CORPORATION

                  IFX Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at meetings duly held on March 8 and May 2, 2001 adopted the following resolution:

                  WHEREAS, the Board of Directors of the Corporation is authorized by the Restated Certificate of Incorporation to issue up to 10,000,000 shares of preferred stock in one or more series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the series and the qualifications, limitations or restrictions thereof; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix terms and provisions of a series of preferred stock, and the number of shares constituting such series.

                  NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.




                                                      Name: /s/ Joel Eidelstein
                                                      Title: President

ATTEST:

/s/ Jose Leiman
---------------
Name: Jose Leiman
Title: Chief Financial Officer

                                     ANNEX A

                      SERIES B CONVERTIBLE PREFERRED STOCK

                  The powers, designations, preferences and relative, participating, optional or other rights of the Series B Convertible Preferred Stock of IFX Corporation (the "Corporation") are as follows:

         1.       DESIGNATION AND AMOUNT.

                  This series of preferred stock shall be designated as "Series B Convertible Preferred Stock" and shall be divided into two classes: Class I Series B Convertible Preferred Stock ("Class I Preferred Stock") and Class II Series B Convertible Preferred Stock ("Class II Preferred Stock", and together with the Class I Preferred Stock, the "Series B Convertible Preferred Stock"). The Series B Convertible Preferred Stock shall have $1.00 par value per share. The number of authorized shares of the Class I Preferred Stock shall be 4,418,262 shares. The number of authorized shares of the Class II Preferred Stock shall be 424,135 shares. Shares of the Series B Convertible Preferred Stock shall have a stated value of Three and 50/100 Dollars ($3.50) per share (the "Stated Value"). The Corporation has previously authorized and issued 2,030,869 shares of its Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Convertible Preferred Stock") having the number, powers, preferences and relative, participating, optional and other rights as set forth in the Amended and Restated Certificate of Designation filed with the Secretary of State of the State of Delaware on the date of the filing hereof (the "Series A Certificate").

         2.       DIVIDENDS.

                  (a) Right to Receive Dividends. Holders of Series B Convertible Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors").

                  (b) Participation with Common Stock. In the event the Board of Directors shall elect to pay or declare and set apart for payment any dividend on any shares of common stock, par value $.02 per share, of the Corporation (the "Common Stock") in cash out of funds legally available therefor or in stock or other consideration, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, before any dividend shall be declared and paid or set aside for the Common Stock, dividends payable in the form and in an amount per share equal to the per share amount that would have been payable to such holders had such holders converted their Series B Convertible Preferred Stock into Common Stock pursuant to Section 5 below.

                  (c) Dividend Preference. Dividends on the Series B Convertible Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the Common Stock or any other stock ranking on liquidation or as to dividends or distributions junior to the Series B Convertible Preferred Stock (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock"). If there shall be outstanding shares of any class or series of capital stock which is entitled to share ratably with the Series B Convertible Preferred Stock in the payment of dividends or distributions or upon liquidation ("Parity Securities"), no full dividends shall be declared or paid or set apart for payment on any such securities unless dividends have been or contemporaneously are ratably declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Convertible Preferred Stock.

         3.       LIQUIDATION PREFERENCE.

                  (a) In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series B Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount per share of Series B Convertible Preferred Stock equal to the sum of (x) the applicable Stated Value plus any declared and unpaid dividends to the date of liquidation, plus
(y) 10% of such Stated Value per annum, calculated from the date of issuance of such share through date of payment of the liquidation preference as set forth in this Section 3 (the "Liquidation Preference"). For purposes of the foregoing, shares of Class I Preferred Stock issued upon conversion of the Class II Preferred Stock shall be deemed to have been issued at the time such shares of Class II Preferred Stock were issued. After the payment of the full Liquidation Preference on account of all shares of Series B Convertible Preferred Stock as set forth in this Section 3 and any preferential amounts to which the holders of Parity Securities are entitled, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock. If the assets and funds legally available for distribution among the holders of Series B Convertible Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series B Convertible Preferred Stock in proportion to the number of shares of Series B Convertible Preferred Stock owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders upon any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to holders of the full aforesaid preferential amount and amounts payable to holders of outstanding Parity Securities, the holders of Series B Convertible Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

                  (b) Except as described in the following sentence, a merger, recapitalization, reorganization, sale of voting control to a single buyer or a group of related buyers in one or a series of related transactions, or other business combination transaction involving the Corporation in which the shareholders of the Corporation immediately prior to the consummation of such transaction do not own at least a majority of the outstanding shares of the surviving corporation or the Corporation (as applicable) immediately following the consummation of such transaction or sale of all or substantially all of the assets of the Corporation (collectively, a "Liquidation Event") shall be deemed to be a liquidation of the Corporation. Notwithstanding the foregoing, the following shall not be deemed to be a Liquidation Event: (i) a merger, recapitalization, sale of voting control or other business combination transaction with an Affiliate (as such term is defined in Section 12b-2 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended) of UBS Capital

Americas III, L.P. or UBS Capital LLC (together with any such Affiliate, "UBS"), or (ii) a merger of the Corporation with a public company (A) in which the merger consideration to be received by the holders of the Series B Convertible Preferred Stock is fully registered marketable securities (the "Merger Shares") which are not subject to any restrictions on transfer, (B) in which the value of such merger consideration for each share of Series B Convertible Preferred Stock, valued at the average closing price of the Merger Shares for the 30 days prior to the consummation of the merger, or such lesser period which follows the public announcement of the merger, is greater than 110% of the Liquidation Preference per share as of the date of consummation of the merger, and (C) with aggregate trading volume for the 30 calendar days prior to the merger date of at least 10 times the aggregate number of Merger Shares received by all holders of Series B Convertible Preferred Stock.

                  (c) In any Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                                    (i) Securities not subject to investment
letter or other similar restrictions on free marketability covered by subsection
(ii) below:

                                    (A) If traded on a securities exchange or
         through The Nasdaq National Market or Small Cap Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event;

                                    (B) If actively traded over-the-counter, the
         value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event; and

                                    (C) If there is no active public market, the
         value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

                                    (ii) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

         4.       VOTING RIGHTS.

                  In addition to any voting rights provided elsewhere herein or in the Corporation's Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation"), and any voting rights provided by law, the holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:

                  (a)      Election of Directors.

                                    (i) Subject to the terms hereof, the holders
of the Class I Preferred Stock, voting as a single class, shall have the right to elect one director (in addition to the directors elected by the holders of Common Stock or any other capital stock of the Corporation) with each holder of a share of Class I Preferred Stock entitled to one vote per share held by such holder.

                                    (ii) Any director elected by the holders of
shares of Class I Preferred Stock shall be referred to herein as a "Series B Preferred Director." Subject to Section 4(a)(v), the initial term of the director to be appointed pursuant to Section 4(a)(i) will commence upon his/her election by the holders of the Class I Preferred Stock and shall expire at the first annual meeting of stockholders of the Corporation following his/her election. Upon expiration of the initial term of such Series B Preferred Director, so long as the Series B Convertible Preferred Stock is outstanding, the holders of the Class I Preferred Stock shall have the right to elect a Series B Preferred Director to replace such director in the same manner described above in Section 4(a)(i). Subject to Section 4(a)(v), a Series B Preferred Director so elected shall hold office for a term expiring at the annual meeting of stockholders in the year following the election of such director. Notwithstanding the foregoing, but subject to Section 4(a)(v), a Series B Preferred Director elected under Section 4(a)(i) shall serve until such Series B Preferred Director's successor is duly elected and qualified or until such director's earlier removal as provided in Section 4(a)(iii) or death or resignation and, in the event a vacancy occurs, a replacement Series B Preferred Director shall be selected as provided in Section 4(a)(i).

                                    (iii) A Series B Preferred Director may be
removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Class I Preferred Stock, voting together as a single class.

                                    (iv) The Corporation shall at all times
reserve and keep available a vacant seat on the Board of Directors solely for the purpose of enabling the holders of the Class I Preferred Stock to designate a Series B Preferred Director as provided in this Section 4(a).

                                    (v) This Section 4(a) shall survive a
Qualified Public Offering (as defined in Section 5(b) below) and until such time thereafter as the holders of Series B Convertible Preferred Stock and their Affiliates own in the aggregate less than 25% of their initial holdings of Series B Shares.

                                    (vi) The holders of shares of Class II
Preferred Stock shall not be entitled to vote in elections of directors.

                  (b)      Certain Corporate Actions.

                           Until a Qualified Public Offering or until such time
as less than an aggregate of 50% of the number of shares of Series B Convertible Preferred Stock issued pursuant to the Preferred Stock Purchase Agreement dated as of March 13, 2001 by and between the Corporation and UBS (the "Preferred Stock Purchase Agreement") (as adjusted in connection with the events described in Section 6) are outstanding, the Corporation shall not, and shall not permit any of its subsidiaries to, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of Series B Convertible Preferred Stock.

                                    (A) amend, repeal, modify or supplement any
         provision of the Certificate of Incorporation (including any certificate of designation forming a part thereof), the Bylaws of the Corporation, or any successor certificate of incorporation or bylaws or this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Convertible Preferred Stock (the "Certificate of Designation");

                                    (B) authorize or permit the Corporation or
         any subsidiary of the Corporation to issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor, other than (i) shares of Series B Convertible Preferred Stock pursuant to the Preferred Stock Purchase Agreement, (ii) Common Stock upon conversion of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, or upon the exercise of stock options to purchase up to 4,243,037 shares of Common Stock, (iii) shares of Class I Preferred Stock issued upon conversion of Class II Preferred Stock,
         (iv) securities issued as consideration for any acquisition approved by a majority of the Board of Directors (including the affirmative vote of the Series B Preferred Director), (v) up to $15 million of Common Stock, issued as consideration for any acquisition approved by a majority of the Board of Directors (without the affirmative vote of the Series B Preferred Director), provided such Common Stock is valued at no less than the greater of (1) the Stated Value (as adjusted for stock splits, combinations, stock dividends and the like) and (2) the average of the closing price for the Common Stock for the 30 days prior to the issuance, (vi) a warrant to purchase 210,000 shares of Common Stock to Spinway, Inc. (the "Spinway Warrant"), (vii) 210,000 shares of Common Stock upon exercise of the Spinway Warrant, or (viii) shares of Common Stock in exchange for shares of common stock, par value $.001 per share ("Tutopia Stock"), of Tutopia.com, Inc. ("Tutopia"), upon a change-in-control of the Corporation pursuant to the Stockholders Agreement, dated as of April 24, 2000, by and among the Corporation, Tutopia and the other parties signatory thereto (the "Tutopia Stockholders Agreement") ;

                                    (C) reclassify any class or series of any
         Common Stock into shares having any preference or priority as to dividends or liquidation superior to or on a parity with any such preference or priority of Series B Convertible Preferred Stock;

                                    (D) authorize or effect, in a single
         transaction or through a series of related transactions, (1) a liquidation, winding up or dissolution of the Corporation or adoption of any plan for the same; (2) a Liquidation Event; or (3) any direct or indirect purchase or other acquisition by the Corporation or any of its subsidiaries of any capital stock (other than the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock pursuant to its terms);

                                    (E) enter into or otherwise become a party
         to any agreement whereby any shareholder or shareholders of the Corporation shall transfer capital stock of the Corporation to an independent third party or a group of independent third parties pursuant to which such parties acquire capital stock of the Corporation possessing the voting power to elect a majority of the Board of Directors;

                                    (F) declare or pay or set aside for payment
         any dividend or distribution or other payment upon the Common Stock or upon any other Junior Stock, nor redeem, purchase or otherwise acquire any Common Stock or other Junior Stock for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the redemption of or other distribution or payment with respect to any shares of any Common Stock or other Junior Stock), except for the repurchase of shares of Common Stock from directors, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by the disinterested directors on the Board of Directors, under which the Corporation has the right to repurchase such shares upon the occurrence of certain events, including but not limited to, termination of employment or services;

                                    (G) approve the annual budget of the
         Corporation and its subsidiaries (the "Annual Budget");

                                    (H) enter into any financial commitment over
         and above those approved in the annual budget in excess of $15 million in the aggregate (for the Corporation and its subsidiaries, taken together), except as prescribed in the Annual Budget;

                                    (I) dismiss or hire or modify or enter into
         any employment agreement, non-competition agreement, bonus or stock issuance arrangements or other compensation (including, without limitation, fringe benefit) arrangements with its President, Chief Executive Officer or Chief Financial Officer, or other equivalent or senior level officer;

                                    (J) permit the creation or existence of any
         lien, mortgage, pledge, hypothecation, assignment, security interest, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on any of the Corporation's or any of its subsidiaries' assets with an aggregate value in excess of $15 million, except as part of any financing in the ordinary course of business;

                                    (K) make any capital expenditure in any
         fiscal year in excess of $15 million in the aggregate (for the Corporation and its subsidiaries, taken together), except as prescribed in the Annual Budget;

                                    (L) acquire any assets or equity or other
         interest in any other entity with a value in excess of $15 million in the aggregate (for the Corporation and its subsidiaries, taken together), except as prescribed in the Annual Budget;

                                    (M) incur indebtedness for borrowed money
         (including, without limitation, any capitalized lease obligations, accounts receivable financing or other asset-backed financing), any guarantee or other similar contingent obligation or any lease financing (whether a capitalized lease, operating lease, pursuant to a sale leaseback arrangement or otherwise), in excess of $15 million in the aggregate (for the Corporation and its subsidiaries, taken together), except as prescribed in the Annual Budget;

                                    (N) amend, supplement, restate, revise,
         waive or otherwise modify any stock option plan, agreement or other arrangement of the Corporation (each, a "Stock Option Plan"), as in effect on May 3, 2001;

                                    (O) create or adopt any stock option plan,
         stock appreciation rights plan, bonus plan or similar plan that was not in existence on May 3, 2001, except as approved by the Compensation Committee of the Board of Directors;

                                    (P) dispose of or acquire assets with a
         value in excess of $15 million other than in the normal course of business;

                                    (Q) liquidate, dissolve or voluntarily elect
         to commence bankruptcy or insolvency proceedings under applicable laws;

                                    (R) change in any material respect the
         nature of the business of the Corporation and its subsidiaries taken as a whole;

                                    (S) enter into any transaction, or any
         agreement or understanding with any affiliate of the Corporation or any subsidiary thereof, other than a wholly-owned subsidiary of the Corporation;

                                    (T) (i) solicit or negotiate any inquiries
         or proposals with respect to (x) any direct or indirect issuance, sale, disposition or redemption of any securities of Latin Guide, Inc. ("LGI"), Tutopia or any of Tutopia's subsidiaries, (y) the direct or indirect sale or disposition of all or any material portion of the assets or business of LGI, Tutopia or any of Tutopia's subsidiaries, or
         (z) any merger, reorganization, consolidation or recapitalization or other similar transaction involving LGI, Tutopia or any of Tutopia's subsidiaries; or (ii) discuss with or provide to any person or entity information of LGI, Tutopia or any of Tutopia's subsidiaries with respect to or in contemplation of any of the foregoing; or

                                    (U) agree to do any of the foregoing.

                  (c) Additional Voting Rights. Except as required by law, the holders of Series B Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote together as a single class with the holders of Common Stock (and any other capital stock of the Corporation entitled to vote), on an as-converted basis, upon any matter submitted to the stockholders for a vote as follows: (i) the holders of the Series B Convertible Preferred Stock shall have one (1) vote for each full share of Common Stock into which their respective shares of Series B Convertible Preferred Stock held on the record date for the vote are convertible (whether or not convertible on such date) and (ii) the holders of Common Stock shall have one (1) vote per share of Common Stock. Notwithstanding the foregoing, Class II Preferred Stock shall not be entitled to vote in elections of directors.

         5.       CONVERSION.

                  Shares of Series B Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

                  (a) Optional Conversion. (i) At any time and from time to time, each holder of shares of Class I Preferred Stock may, upon 30 days' notice to the Corporation, convert all or any portion of such shares held by such holder into the number of shares of Common Stock determined by dividing (x) the applicable Stated Value multiplied by the number of shares surrendered for conversion plus any declared but unpaid dividends on such shares, by (y) the Conversion Price on the date of conversion determined in accordance with Section 5(c).

                                    (ii) References in this Section 5 to "Common
Stock" shall include all stock or other securities or property (including cash) into which Common Stock is converted following any merger, reorganization or reclassification of the capital stock of the Corporation.

                  (b) Mandatory Conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into such number of shares of Common Stock as is determined by dividing (x) the applicable Stated Value multiplied by the number of shares surrendered for conversion plus any declared but unpaid dividends on such shares, by (y) the Conversion Price on the date of conversion determined in accordance with Section 5(c), without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the closing of an underwritten public offering of shares of Common Stock for which the Corporation has obtained a firm commitment from one or more underwriter(s) for at least $60 million of Common Stock and in which the Corporation receives gross proceeds from the sale of Common Stock to the public of at least $45 million (before deduction of underwriter's discounts and commissions), and which values the equity of the Corporation at no less than $200 million pre-offering (a "Qualified Public Offering"). Except for the purposes of the calculation in the immediately preceding sentence, in the event of a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Series B Convertible Preferred Stock shall not be deemed to have converted such Series B Convertible Preferred Stock until the closing of such offering.

                  (c) Conversion Price. The Conversion Price per share for the Series B Convertible Preferred Stock shall be Three and 50/100 Dollars ($3.50), subject to adjustment as provided in Section 6 hereof.

                  (d) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

                  (e) Procedures for Conversion.

                                    (i) In order to convert shares of Class I
Preferred Stock into shares of Common Stock pursuant to Section 5(a) (or, in the case of an automatic conversion of Class I Preferred Stock and Class II Preferred Stock pursuant to Section 5(b), to receive a certificate for such holder's shares of Common Stock outstanding as a result of such conversion), the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied, in the case of a conversion pursuant to Section 5(a), by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any taxes required pursuant to Section 5(e)(iii). As promptly as practicable after the surrender for conversion of any share of Series B Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of
Section 5(e)(iii), but in any event within five Trading Days of such surrender for payment, the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such shares as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the Conversion Price in effect at such time on such succeeding day.

                  For purposes hereof, "Trading Day" shall mean (i) any day on which stock is traded on the principal stock exchange on which the Common Stock is listed or admitted to trading, (ii) if the Common Stock is not then listed or admitted to trading on any stock exchange but is traded on the Nasdaq Stock Market, any day on which stock is traded on the Nasdaq Stock Market, or (iii) if the Common Stock is not then traded on the Nasdaq Stock Market, any day on which stock is traded in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

                                    (ii) The Corporation shall not be required
to issue fractional shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of the Common Stock on the date of conversion.

                                    (iii) The issuance of certificates for
shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

                  (f) Reservation of Stock Issuable Upon Conversion. Subject to the limitation set forth in the last sentence of this Section 5(f), the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, 4,418,262 shares of Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock without regard to whether the holders of Series B Convertible Preferred Stock are then entitled to convert, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock.

                  (g) Merger, Etc.

                                    (i) Notwithstanding any other provision
hereof, in case of any merger or other business combination transaction involving the Corporation which does not constitute a Liquidation Event, then, concurrently with the consummation of such transaction, provision shall be made so that each share of Series B Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Convertible Preferred Stock would have been entitled assuming conversion immediately prior to the closing of the transaction.

                                    (ii) In case of any merger or other business
combination transaction involving the Corporation which does not constitute a Liquidation Event, in which the Corporation is not the surviving entity, and the Corporation or the holders do not otherwise convert all outstanding shares of Series B Convertible Preferred Stock, the Series B Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Convertible Preferred Stock had immediately prior to such transaction.

                  (h) Conversion of Class II Preferred Stock.

                                    (i) Beginning on the first anniversary of
the date of filing of this Certificate, each holder of shares of Class II Preferred Stock may at any time convert all or any portion of such shares held by such holder into one share of Class I Preferred Stock for each share of Class II Preferred Stock surrendered for conversion. The holder of each share of Class II Preferred Stock to be converted shall surrender the certificate or certificates therefor, duly endorsed for transfer, at any time during normal business hours, to Payment Office, accompanied by written notice to the Corporation of such holder's election to convert. Within 5 Trading Days of such surrender the Corporation will deliver or cause to be delivered at the Payment Office, certificates representing the number of shares of Class I Preferred Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares.

                                    (ii) The Corporation shall reserve and keep
available out of its authorized but unissued shares of Class I Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Class II Preferred Stock, 424,135 shares of Class I Preferred Stock. If at any time the number of authorized but unissued shares of Class I Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class II Preferred Stock without regard to whether the holders of Class II Preferred Stock are then entitled to convert, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class I Preferred Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the stockholders, holding stockholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Class II Preferred Stock.

         6.       ADJUSTMENTS.

                  The Conversion Price shall be subject to adjustment from time to time as set forth in this Section 6. The Corporation shall give holders of Series B Convertible Preferred Stock notice of any event described below which requires an adjustment pursuant to this Section 6 at the time of such event.

                  (a) Definitions. As used in this Section 6, the following terms have the respective meanings set forth below:

                  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after the Closing (as defined in the Preferred Stock Purchase Agreement).

                  "Convertible Securities" shall mean evidences of indebtedness, shares of stock of other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

                  "Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding at such date and all shares of Common Stock issuable in respect of Series B Convertible Preferred Stock outstanding on such date and other securities convertible into, or options or warrants to purchase, shares of Common Stock outstanding on such date, whether or not such options, warrants or other securities are presently convertible or exercisable.

                  "Other Property" shall have the meaning set forth in Section 6(i).

                  "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Corporation or any subsidiary of the Corporation, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

                  "Overage" shall mean the total number of shares of Common Stock issued in connection with the Subject Transactions above the Share Allowance.

                  "Permitted Issuances" shall mean (i) the issuance of up to 4,243,037 shares of Common Stock issuable pursuant to options to purchase Common Stock under the Stock Option Plan, (ii) shares of Common Stock issued or issuable in connection with a Qualified Public Offering, (iii) shares of Common Stock issued in connection with the Subject Transactions or upon conversion of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock,
(iv) shares of Class I Preferred Stock issued upon conversion of the Class II Preferred Stock, (v) securities issued as consideration for any acquisition approved by a majority of the Board of Directors (including the affirmative vote of the Series B Preferred Director), (vi) the issuance of an aggregate of up to 100,000 additional shares of Common Stock (as adjusted for stock splits, combinations, stock dividends and the like) in transactions approved by a majority of the Board of Directors, (vii) the issuance of an aggregate of up to another 100,000 additional shares of Common Stock (as adjusted for stock splits, combinations, stock dividends and the like) in transactions approved by a majority of the Board of Directors (including the affirmative vote of the Series B Preferred Director), (viii) the Spinway Warrant, (ix) 210,000 shares of Common Stock upon exercise of the Spinway Warrant, and (x) such other issuances as shall be approved in advance by a majority of the shares of Series B Convertible Preferred Stock.

                  "Qualified Private Offering" shall mean a private equity offering resulting in gross proceeds to the Corporation of at least $30 million, in which the securities issued contain anti-dilution provisions no more favorable to the investor than the anti-dilution provisions of the Series B Convertible Preferred Stock which take effect following the consummation of a Qualified Private Offering.

                  "Share Allowance" shall mean 428,571 shares of Common Stock.

                  "Stock Option Plan" shall mean the IFX Corporation Directors Stock Option Plan, the 1998 IFX Corporation Stock Option and Incentive Plan, as amended, and the IFX Corporation 2001 Stock Option Plan.

                  "Subject Transactions" shall mean (i) any acquisition consummated prior to the filing hereof, including, without limitation, the acquisitions of Mr. Help Informatica S/C Ltda., Zupernet Ltda. and Redescape, L.L.C., (ii) the Consulting Agreement, dated as of May 27, 1999 by and between the Corporation and Brian Reale and (iii) the conversion of Tutopia Stock into Common Stock pursuant to the Tutopia Stockholders Agreement.

                  (b) Stock Dividends, Subdivisions and Combinations. If at any time the Corporation shall:

                                    (i) take a record of the holders of its
                  Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of Common Stock,

                                    (ii) subdivide its outstanding shares of
                  Common Stock into a larger number of shares of Common Stock, or

                                    (iii) combine its outstanding shares of
                  Common Stock into a smaller number of shares of Common Stock,

then the applicable Conversion Price immediately after the occurrence of any such event shall be adjusted to equal the product of (A) the Conversion Price immediately prior to the occurrence of such event and (B) a fraction, the numerator of which shall be the number of Fully Diluted Outstanding shares of Common Stock immediately prior to the occurrence of such event and the denominator of which shall be the number of Fully Diluted Outstanding shares of Common Stock immediately after the occurrence of such event.

                  (c) Issuance of Additional Shares of Common Stock. (ii) In the event that prior to the consummation of or in connection with a Qualified Private Offering, the Corporation shall issue or sell any Additional Shares of Common Stock, other than Permitted Issuances, for a consideration per Additional Share of Common Stock less than the applicable Conversion Price, then the applicable Conversion Price shall be reduced to the consideration per Additional Share of Common Stock paid for such Additional Shares of Common Stock.

                                    (ii) In the event that following the
consummation of a Qualified Private Offering, the Corporation shall issue or sell any Additional Shares of Common Stock, other than Permitted Issuances, for a consideration per Additional Share of Common Stock less than the applicable Conversion Price, then the applicable Conversion Price shall be reduced to a price determined by dividing (A) an amount equal to the sum of (x) the number of Fully Diluted Outstanding shares of Common Stock immediately prior to such issue or sale multiplied by the then existing Conversion Price plus (y) the aggregate consideration, if any, received by the Corporation upon such issue or sale, by
(B) the total number of Fully Diluted Outstanding shares of Common Stock outstanding immediately after such issue or sale.

                                    (iii) The provisions of this Section 6(c)
shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 6(b). No adjustment shall be made under this Section 6(c) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Section 6(d) or Section 6(e).

                  (d) Issuance of Warrants or Other Rights. Except with respect to Permitted Issuances, if at any time the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such Convertible Securities shall be less than the applicable Conversion Price in effect immediately prior to the time of such distribution, issue or sale, then the applicable Conversion Price shall be adjusted as provided in Section 6(c)(i) or (ii), as applicable, on the basis that (i) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (ii) the price per share for such Additional Shares of Common Stock shall be deemed to be the lowest price per share at which such Additional Shares of Common Stock are issuable to such holders, and (iii) the Corporation shall have received all of the consideration, if any, payable for such warrants or other rights as of the date of the actual issuance thereof. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issue of such Common Stock upon such conversion or exchange of such Convertible Securities.

                  (e) Issuance of Convertible Securities. Except with respect to Permitted Issuances, if at any time the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange shall be less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the applicable Conversion Price shall be adjusted as provided in Section 6(c)(i) or (ii), as applicable, on the basis that (i) the maximum number of Additional Shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (ii) the price per share of such Additional Shares of Common Stock shall be deemed to be the lowest possible price in any range of prices at which such Additional Shares of Common Stock are available to such holders, and (iii) the Corporation shall have received all of the consideration payable therefor, if any, as of the date of actual issuance of such Convertible Securities. No further adjustment of the Conversion Price shall be made under this Section 6(e) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 6(d). No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase or any warrant or other right to purchase any such Convertible Securities for which adjustments thereof have been or are to be made pursuant to other provisions of this Section 6, no further adjustments shall be made by reason of such issue or sale.

                  (f) Superseding Adjustment. If, at any time after any adjustment of the applicable Conversion Price shall have been made pursuant to
Section 6(d) or 6(e) as the result of any issuance of warrants, rights or Convertible Securities, and either

                                    (i) such warrants or rights, or the right of
                  conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or

                                    (ii) the consideration per share for which
                  shares of Common Stock are issuable pursuant to such warrants or rights, or such other Convertible Securities, shall be increased or decreased by virtue of provisions therein contained, then such previous adjustment shall be rescinded and annulled and the Additional Shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the applicable Conversion Price, on the basis of

                                    (iii) treating the number of Additional
                  Shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

                                    (iv) treating any such warrants or rights or
                  any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase or decrease of the consideration per share for which shares of Common Stock or other property are issuable under such warrants or rights or other Convertible Securities.

                  (g) Subject Transactions Adjustment. If the Corporation issues a number of shares of Common Stock greater than the Share Allowance in connection with the Subject Transactions, the Conversion Price shall be adjusted to a dollar resulting from the following:

                                  $40,464,918
                   ------------------------------------------
                   1.010948(12,919,702 + Overage) - 1,500,000

Notwithstanding the foregoing, an adjustment under this subsection (g) shall only be made to the extent such adjustment results in a reduction of the then current Conversion Price.

                  (h) Other Provisions Applicable to Adjustments Under This Section. The following provisions shall be applicable to the making of adjustments provided for in this Section 6:

                                    (i) Computation of Consideration. To the
                  extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends, but not subtracting any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. In case any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such Additional Shares of Common Stock or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors, of such portion of the assets and business of the nonsurviving corporation as the Board of Directors in good faith shall determine to be attributable to such Additional Shares of Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration, if any, received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

                                    (ii) When Adjustments to Be Made; Class II
                  Preferred Stock Adjustments. The adjustments required by this
                  Section 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. For the avoidance of doubt, shares of Class I Preferred Stock issued upon conversion of Class II Preferred Stock shall be entitled to the same adjustments to the Conversion Price, the number of shares of Common Stock issuable upon conversion thereof or otherwise under this
                  Section 6, as if such shares of Class I Preferred Stock had been issued at the time such shares of Class II Preferred Stock were issued.

                                    (iii) When Adjustment Not Required. If the
                  Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

                                    (iv) Escrow of Common Stock. If after any
                  property becomes distributable as a result of the provisions of this Section 6 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of shares of Series B Convertible Preferred Stock exercises its conversion rights pursuant to Section 5, any Additional Shares of Common Stock issuable and other property distributable upon exercise by reason of such adjustment shall be held in escrow for such holder by the Corporation to be issued to such holder upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned.

                                    (v) Challenge to Good Faith Determination.
                  Whenever the Board of Directors shall be required to make a determination in good faith of the fair value of any item under this Section 6, such determination may be challenged in good faith by a holder of shares of Series B Convertible Preferred Stock, and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holder.

                  (i) Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than any action described in this Section 6 for which a specific adjustment is provided, then, unless such action will not have a materially adverse effect upon the rights of the holders of shares of Series B Convertible Preferred Stock, the number of shares of Common Stock or other stock into which such shares of Series B Convertible Preferred Stock are convertible and/or the applicable Conversion Price shall be adjusted in such manner as may be equitable in the circumstances.

                  (j) Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation shall not enter into any transaction which, by reason of any adjustment hereunder, would cause the applicable Conversion Price to be less than the par value per share of Common Stock.

                  (k) Notice of Adjustments. Whenever the number of shares of Common Stock into which shares of Series B Convertible Preferred Stock are convertible or whenever the applicable Conversion Price shall be adjusted pursuant to this Section 6, the Corporation shall forthwith prepare a certificate to be executed by the chief financial officer of the Corporation setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair value of any consideration referred to in Section 6(h)(i)), specifying any change in the applicable Conversion Price or the number of shares of Common Stock into which shares of Series B Convertible Preferred Stock are convertible and (if such adjustment was made pursuant to Section 5(g)(i) or 6(h)) describing the number and kind of any other shares of stock or Other Property into which shares of Series B Convertible Preferred Stock are convertible, and any change in the applicable Conversion Price or prices thereof, after giving effect to such adjustment or change. The Corporation shall promptly cause a signed copy of such certificate to be delivered to the holders of Series B Convertible Preferred Stock. The Corporation shall keep at the Payment Office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the holders of Series B Convertible Preferred Stock or any prospective purchaser of shares of Series B Convertible Preferred Stock designated by such holders.

         7.       TRIGGERING EVENTS.

                  Any of the following actions or events shall constitute a "Triggering Event" for purposes hereof:

                  (a) Failure to Pay Dividends. The Corporation shall fail to pay any dividend on any Series B Convertible Preferred Stock which it is required to pay in accordance with Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or the Board of Directors elect not to pay such dividend, or shall otherwise violate any term of
Section 2 and such failure shall not be cured within a period of 30 days after such violation (which cure shall be effected in a manner ensuring the holders the same yield as if such violation had not occurred).

                  (b) Failure of Voting Rights. The Corporation shall enter into any transaction or take any action required to be approved by holders of Series B Convertible Preferred Stock without obtaining the requisite approval of the holders of the Series B Convertible Preferred Stock.

                  (c) Failure to Convert. The Corporation shall fail for any reason to issue Common Stock or Class I Preferred Stock, as applicable, as required under Section 5 upon the request of any holder of Class I Preferred Stock or Class II Preferred Stock, as the case may be, as provided in Section 5 or shall fail for any reason to comply in any material respect with any term of
Section 5(f) or any other term of Section 5 hereof.

                  (d) Registration Rights Agreement. The Corporation shall fail in any material respect to comply with the rights of the holders of Series B Convertible Preferred Stock pursuant to the Amended and Restated Registration Rights Agreement, dated as of May __, 2001, among the Corporation, UBS and other stockholders of the Corporation, and such failure shall continue for a period of 30 days after notice from any such holder.

                  (e) Preferred Stock Purchase Agreement. The Corporation shall fail to comply with Section 6(e) or 6(g) of the Preferred Stock Purchase Agreement and such failure shall continue for a period of 30 days after notice from the Purchasers or the representations made under Section 4(c) or 4(u) of the Preferred Stock Purchase Agreement shall prove to have been incorrect or misleading in any material respect when made pursuant thereto or any other material representation made under the Preferred Stock Purchase Agreement shall prove to have been incorrect or misleading in any substantial material respect when made.

                  (f) Notwithstanding the foregoing, if the Series B Director affirmatively votes in favor of a transaction or other action by the Corporation which would constitute a Triggering Event under Section 7(b) or 7(d), such action or event shall not be considered a Triggering Event.


         8.       REMEDIES.

                  (a) In the event that a Triggering Event described in Section 7 shall occur and be continuing, each holder of Series B Convertible Preferred Stock shall be entitled to receive all cash and other dividends, distributions and other payments which would be paid or payable to a holder of a number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder are convertible at such time (without regard to the number of shares of Common Stock which are authorized or reserved for issuance at such time and without regard to whether such shares of Series B Convertible Preferred Stock are then currently convertible into Common Stock at the option of the holder).

                  (b) Upon the occurrence and during the continuance of any Triggering Event, the size of the Board of Directors shall immediately be increased by the minimum number of directors which, if all of such additional directors were deemed "Series B Preferred Directors," would result in Series B Preferred Directors constituting a majority of the Board of Directors and the holders of Class I Preferred Stock shall be entitled to appoint such newly created directors; provided, however, that upon the occurrence of any Triggering Event which is also a "Triggering Event" as defined in the Series A Certificate, the holders of the Series A Convertible Preferred Stock and the holders of the Class I Preferred Stock, shall be entitled to appoint, by voting together as a single class, a majority of the Board of Directors with each of such holders having one vote for each full share of Common Stock into which their shares of Series A Convertible Preferred Stock and/or Class I Preferred Stock, as the case may be, are convertible on the record date for the vote.

                  (c) Upon the occurrence and during the continuance of any Triggering Event, any holder of shares of Series B Convertible Preferred Stock, at its election, may, by notice to the Corporation (the "Put Notice"), demand repurchase of all or any portion of such holder's shares of Series B Convertible Preferred Stock for a cash purchase price in an amount per share equal to the Liquidation Preference. The Corporation shall, on the date (not less than 10 business days after the date of the Put Notice) designated in such Put Notice, repurchase from the Holder such holder's shares of Series B Convertible Preferred Stock specified in the Notice. On the date of any repurchase of shares of Series B Convertible Preferred Stock pursuant to this Section 8(c), the holder thereof shall surrender for redemption a certificate for the number of shares of Series B Convertible Preferred Stock being redeemed, without any representation or warranty (other than that the holder has good and marketable title thereto, free and clear of liens, encumbrances and restrictions of any kind), against payment therefor of the repurchase price by, at the option of the holder, (i) wire transfer to an account designated by the holder for such purpose or (ii) a certified or official bank check payable to the order of the holder. If less than all of the holder's shares of Series B Convertible Preferred Stock represented by a single certificate are being redeemed, the Corporation shall cancel such certificate and issue in the name of, and deliver to, the holder a new certificate for the portion not being redeemed. At any time following delivery of a Put Notice but prior to the date of repurchase, any holder of Series B Convertible Preferred Stock may, by notice to the Corporation, withdraw the repurchase demand contained in the Put Notice.

                  (d) The Corporation stipulates that the remedies at law of each holder of Series B Convertible Preferred Stock in the event of any Triggering Event or threatened Triggering Event or otherwise or other failure in the performance of or compliance with any of the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without requiring any holder to post a bond or other security except to the extent required by applicable law.

                  (e) Any holder of Series B Convertible Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with any Triggering Event or enforcement by such holder of any obligation of the Corporation hereunder.

                  (f) No failure or delay on the part of any holder of Series B Convertible Preferred Stock in exercising any right, power or remedy hereunder or under applicable law or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.

         9.       PREEMPTIVE RIGHT.

                  (a) Each holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock, shall have a right of first refusal (the "Preemptive Right") to purchase its pro rata share, based on such holder's percentage ownership interest in the Corporation, of New Securities (as defined below) which the Corporation, from time to time, proposes to sell and issue (subject to such requirements and restrictions imposed by the Securities Act of 1933, as amended, and state securities laws and to

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

the actual issuance of the New Securities). The pro rata shares of any holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock, for purposes of this Preemptive Right, shall be the ratio of (i) the number of shares of Common Stock owned, of record or beneficially, by such holder (including all shares issuable upon conversion of the Series B Convertible Preferred Stock, whether or not then currently convertible, or the exercise or conversion of any other option, warrant or convertible security held by such holder) immediately prior to the issuance of the New Securities, to (ii) the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of the New Securities, determined on a fully diluted basis after giving effect to the exercise in full of then outstanding options and warrants and the conversion of all securities convertible into shares of Common Stock; provided, however, that if any holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock does not elect to purchase its entire pro rata share of such New Securities, then each other holder that has elected to purchase its entire pro rata share shall have the right to purchase up to a number of such unpurchased portion, in addition to its own, in the proportion that (1) the number of shares of Common Stock owned, of record or beneficially, by such holder (including all shares issuable upon conversion of the Series B Convertible Preferred Stock, whether or not then currently convertible, or the exercise or conversion of any other option, warrant or convertible security held by such holder) immediately prior to the issuance of the New Securities bears to
(2) the number of shares of Common Stock owned, of record or beneficially, by all holders of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock (including all shares issuable upon conversion of the Series B Convertible Preferred Stock, whether or not then currently convertible, or the exercise or conversion of any other option, warrant or convertible security held by such holders) immediately prior to the issuance of the New Securities. The overallotment mechanism set forth in this paragraph shall be repeatedly applied until all New Securities available for purchase by holders of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock have been purchased or no holders remain who have indicated a desire to purchase any unsubscribed for portion in their notice to the Corporation.

                  (b) "New Securities" shall mean (a) any capital stock of the Corporation, rights, options or warrants to purchase capital stock and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock and (b) so-called "high yield" bonds, debt instruments with equity like features or other similar debt instruments, which bear a rating lower than investment-grade or are unrated, issued by the Corporation; provided, however, that the term "New Securities" does not include
(i) the issuance of up to 4,243,037 shares of Common Stock issuable pursuant to options to purchase Common Stock under the Stock Option Plan, (ii) shares of Common Stock issued or issuable in connection with a Qualified Public Offering,
(iii) shares of Common Stock issued upon conversion of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, (iv) shares of Class I Preferred Stock issued upon conversion of Class II Preferred Stock, (v) securities issued as consideration for any acquisition approved by a majority of the Board of Directors (including the affirmative vote of the Series B Preferred Director), (vi) the Spinway Warrant, (vii) 210,000 shares of Common Stock upon exercise of the Spinway Warrant, (viii) shares of Common Stock in exchange for shares of Tutopia Stock upon a change-in-control of the Corporation pursuant to the Tutopia Stockholders Agreement, or (ix) any shares of capital stock of the Corporation, rights, options or warrants to purchase capital stock and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock after first receiving the affirmative vote or written consent of the holders of a majority of the shares of Series B Convertible Preferred Stock.

                  (c) In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock written notice of its intention, describing the type of New Securities and the price and the terms upon which the Corporation proposes to issue the same. Each such holder shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

                  (d) The Corporation shall have ninety (90) days after expiration of the twenty (20) business day period described in Section 9(c) to sell any New Securities with respect to which a Preemptive Right was not exercised, at a price not less than and upon terms no more favorable in the aggregate to the purchasers thereof than specified in the Corporation's notice. To the extent the Corporation does not sell all the New Securities offered within said ninety (90) day period, the Corporation shall not thereafter issue or sell such New Securities without first again offering such securities to each holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock in the manner provided above.

                  (e) The rights granted under this Section 9 to each holder of Series B Convertible Preferred Stock or Common Stock issued upon conversion of Series B Convertible Preferred Stock shall expire upon the earlier of (i) the closing of a Qualified Public Offering and (ii) such time as there is no longer outstanding at least 50% of the number of shares of Series B Convertible Preferred Stock (including, for this purpose, Common Stock issued upon conversion of the Series B Convertible Preferred Stock) issued pursuant to the Preferred Stock Purchase Agreement (as adjusted in connection with the events described in Section 6).

         10       RANKING.

                  The Series B Convertible Preferred Stock shall rank pari passu with the Series A Convertible Preferred Stock of the Corporation (which shall constitute Parity Securities for purposes hereof) with respect to amounts receivable upon a Liquidation Event, dividends, rights and remedies upon Triggering Events or for any other purpose.



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